Exhibit 99.1

Netlist Reports First Quarter 2021 Results

IRVINE, CALIFORNIA, May 11, 2021 - Netlist, Inc. (OTCQB: NLST) today reported financial results for the first quarter ended April 3, 2021.

Net sales for the first quarter ended April 3, 2021 were $14.9 million, compared to net sales of $14.6 million for the quarter ended March 28, 2020. Gross profit for the quarter ended April 3, 2021 was $1.5 million, or 10.1% of net sales, compared to a gross profit of $2.1 million, or 14.4% of net sales, for the quarter ended March 28, 2020.

Net loss for the first quarter ended April 3, 2021 was ($4.0) million, or a loss per share of ($0.02), compared to a net loss in the prior year period of ($1.5) million, or a loss per share of ($0.01). These results include stock-based compensation expense of $0.3 million for the quarter ended April 3, 2021 and $0.2 million for the quarter ended March 28, 2020.

As of April 3, 2021, cash, cash equivalents and restricted cash was $26.5 million, total assets were $41.8 million, working capital was $6.9 million, total debt and accrued interest, net of debt discount, was $21.9 million, and stockholders’ equity was $7.1 million.

“Product revenue grew 30% sequentially during the first quarter as we benefited from continued sales momentum and a strong demand environment. Bottom line results reflect investments in CXL R&D, as well as nonrecurring legal expense related to closing the strategic agreement with SK Hynix. Finally, we remain active with intellectual property licensing and enforcement efforts with pending and newly filed cases.” said Netlist’s Chief Executive Officer, C.K. Hong.

Conference Call Information

C.K. Hong, Chief Executive Officer, and Gail Sasaki, Chief Financial Officer, will host an investor conference call today, May 11, 2021 at 12:00 p.m. Eastern Time to review Netlist’s results for the first quarter 2021. The live webcast and archived replay of the call can be accessed for 90 days in the Investors section of Netlist’s website at www.netlist.com.

About Netlist

Netlist provides high-performance SSDs and modular memory subsystems to enterprise customers in diverse industries. The Company's NVMe™ SSD portfolio provides industry-leading performance offered in multiple capacities and form factors. HybriDIMM™, Netlist's next-generation storage class memory product, addresses the growing need for real-time analytics in Big Data applications, in-memory databases, high-performance computing and advanced data storage solutions. Netlist also manufactures a line of specialty and legacy memory products to storage customers, appliance customers, system builders and cloud and datacenter customers. Netlist holds a portfolio of patents in the areas of server memory, hybrid memory, storage class memory, rank multiplication and load reduction. To learn more, visit www.netlist.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical facts and often address future events or Netlist's future performance. Forward-looking statements contained in this news release include statements about Netlist's ability to execute on its strategic initiatives. All forward-looking statements reflect management's present expectations regarding future events and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by any forward-looking statements. These risks, uncertainties and other factors include, among others: risks related to Netlist's plans for its intellectual property, including its strategies for monetizing, licensing, expanding, and defending its patent portfolio; risks associated with patent infringement litigation initiated by Netlist, or by others against Netlist, as well as the costs and unpredictability of any such litigation; risks associated with Netlist's product sales, including the market and demand for products sold by Netlist and its ability to successfully develop and launch new products that are attractive to the market; the success of product, joint development and licensing partnerships; the competitive landscape of Netlist's industry; and general economic, political and market conditions, including quarantines, factory slowdowns or shutdowns, and travel restrictions resulting from the COVID-19 pandemic. All forward-looking statements reflect management's present assumptions, expectations and beliefs regarding future events and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by any forward-looking statements. These and other risks and uncertainties are described in Netlist's annual report on Form 10-K for its most recently completed fiscal year filed on March 26, 2021, and the other filings it makes with the U.S. Securities and Exchange Commission from time to time, including any subsequently filed quarterly and current reports. In light of these risks, uncertainties and other factors, these forward-looking statements should not be relied on as predictions of future events. These forward-looking statements represent Netlist's assumptions, expectations and beliefs only as of the date they are made, and except as required by law, Netlist undertakes no obligation to revise or update any forward-looking statements for any reason.

(Tables Follow)

For more information, please contact:

The Plunkett Group	Netlist, Inc.
Mike Smargiassi	Gail M. Sasaki
NLST@theplunkettgroup.com	Chief Financial Officer
(212) 739-6729	(949) 435-0025

Netlist, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	(unaudited)
	April 3,	January 2,
	2021	2021
ASSETS
Current assets:
Cash and cash equivalents	$21,616	$13,326
Restricted cash	4,900	3,200
Accounts receivable, net	5,678	4,680
Inventories	8,556	3,198
Prepaid expenses and other current assets	710	514
Total current assets	41,460	24,918

Property and equipment, net	190	182
Operating lease right-of-use assets	117	114
Other assets	58	58
Total assets	$41,825	$25,272

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$11,104	$5,327
Revolving line of credit	4,640	3,678
Accrued payroll and related liabilities	793	806
Accrued expenses and other current liabilities	791	777
Long-term debt due within one year	17,207	17,056
Total current liabilities	34,535	27,644
Long-term debt	41	146
Other liabilities	105	102
Total liabilities	34,681	27,892

Commitments and contingencies

Stockholders' equity (deficit):
Preferred stock	—	—
Common stock	215	195
Additional paid-in capital	205,832	192,071
Accumulated deficit	(198,903)	(194,886)
Total stockholders' equity (deficit)	7,144	(2,620)
Total liabilities and stockholders' equity (deficit)	$41,825	$25,272

Netlist, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	April 3,	March 28,
	2021	2020
Net sales	$14,897	$14,631
Cost of sales(1)	13,396	12,522
Gross profit	1,501	2,109
Operating expenses:
Research and development(1)	1,124	654
Intellectual property legal fees	2,287	625
Selling, general and administrative(1)	1,957	2,221
Total operating expenses	5,368	3,500
Operating loss	(3,867)	(1,391)
Other expense, net:
Interest expense, net	(147)	(148)
Other expense, net	(2)	(3)
Total other expense, net	(149)	(151)
Loss before provision for income taxes	(4,016)	(1,542)
Provision for income taxes	1	—
Net loss	$(4,017)	$(1,542)
Net loss per common share:
Basic and diluted	$(0.02)	$(0.01)
Weighted-average common shares outstanding:
Basic and diluted	205,680	169,719

(1) Amounts include stock-based compensation expense as follows:

Cost of sales	$3	$3
Research and development	110	47
Selling, general and administrative	225	156
Total stock-based compensation	$338	$206